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                                     THE NARRAGANSETT ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)

                                                                Years Ended December 31,
                                                               ------------------------------------------------------------
                                                  1997       1996         1995      1994        1993
                                                  ----       ----         ----      ----        ----
                                                                     (In Thousands)
Net Income                                      $27,932     $22,954     $23,910    $14,589     $14,274
----------

Add income taxes and fixed charges
----------------------------------
  Current federal income taxes                   14,185       6,918       7,212      1,020       2,183
  Deferred federal income taxes                      79       4,675       3,512      3,930       2,199
  Investment tax credits - net                     (495)       (498)       (503)      (508)       (508)
  Interest on long-term debt                     16,179      17,205      16,627     14,334      12,715
  Interest on short-term debt and other           2,475       2,883       3,663      2,897       2,074
                                                -------     -------     -------    -------     -------

Net earnings available for fixed charges        $60,355     $54,137     $54,421    $36,262     $32,937
                                                -------     -------     -------    -------     -------
Fixed charges:
  Interest on long-term debt                    $16,179     $17,205     $16,627    $14,334     $12,715
  Interest on short-term debt and other           2,475       2,883       3,663      2,897       2,074
                                                -------     -------     -------    -------     -------
        Total fixed charges                     $18,654     $20,088     $20,290    $17,231     $14,789
                                                =======     =======     =======    =======     =======

Ratio of earnings to fixed charges                 3.24        2.69        2.68       2.10        2.23
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